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                                                                    Exhibit 99.4

Contact:  Sandra Menta
          610-738-6376

FOR IMMEDIATE RELEASE
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                      CEPHALON ANNOUNCES EXECUTIVE CHANGE

     West Chester, PA June 11, 1999 Cephalon, Inc. (Nasdaq: CEPH) today announced that Bruce A. Peacock, executive vice president and chief operating officer will leave the company to become president and chief operating officer of Orthovita Inc. in Malvern, PA.

     "We appreciate Bruce's significant contributions during his tenure at Cephalon," stated Frank Baldino, Jr., Ph.D., Cephalon's president and chief executive officer. "He has an opportunity to be president of a good company, and we wish him well."

     Cephalon also announced that Robert P. Roche, Jr., will be appointed senior vice president, sales and marketing. Over the past four and one half years, Roche has managed the sales and marketing organization as vice president of that department. Previously, Roche was director and vice president, worldwide strategic product development, for SmithKline Beecham's (SB) $1.6 billion central nervous system and gastrointestinal products business. He also was managing director of SB's pharmaceutical operations in the Phillipines, and held senior marketing positions in Canada and Spain and product planning responsibility for SB in Latin America. Roche began his pharmaceutical career in 1982 as a U.S. pharmaceutical sales representative. Roche graduated from Colgate University and received his MBA degree from The Wharton School, University of Pennsylvania.

     "Bob has been instrumental in building and managing a significant portion of our commercial organization, and we look forward to his contributions in his new capacity as senior vice president," said Dr. Baldino.

     Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders, sleep disorders and cancer.

     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on our research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing development and capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in our reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place too much reliance on any such factors or forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

     NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at http://www.cephalon.com. They are also available by fax
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